UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Under §240.14a-12

FEIHE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FEIHE INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 27, 2011

September 29, 2011

TO THE SHAREHOLDERS OF FEIHE INTERNATIONAL, INC.:

You are cordially invited to attend the annual meeting of shareholders of Feihe International, Inc., a Utah corporation, to be held on Thursday, October 27, 2011 at 10:00 a.m., local time, at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China, 100016. At this year’s annual meeting, we are asking shareholders to:

1.	Elect seven directors to serve until their successors are duly elected and qualified;

2.	Ratify the selection of Deloitte Touche Tohmatsu CPA Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	Conduct an advisory vote on the compensation of our named executive officers;

4.	Conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

5.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on September 27, 2011 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.  A list of these shareholders will be available for inspection during ordinary business hours at our principal executive offices, at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China, 100016, from October 12, 2011 until the date of our annual meeting. The list will also be available for inspection at the annual meeting.

IMPORTANT: All shareholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any shareholder attending the annual meeting may vote in person even if he or she returned a proxy. However, if a shareholder’s shares are held of record by a bank, broker or other nominee and the shareholder wishes to vote at the annual meeting, the shareholder must obtain from the record holder a proxy issued in his or her name.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Leng You-Bin
Leng You-Bin
Chief Executive Officer and President (Principal Executive Officer)

FEIHE INTERNATIONAL, INC.

Star City International Building
10 Jiuxianqiao Road, C-16th Floor
Chaoyang District,
Beijing, China, 100016

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement and accompanying proxy is first mailed to shareholders (or made available electronically over the Internet) on or about September 29, 2011, in connection with the solicitation of proxies by the board of directors of Feihe International, Inc., a Utah corporation, for use at the annual meeting of our shareholders for the fiscal year 2010, or the Annual Meeting, to be held on Thursday, October 27, 2011, at 10:00 a.m., local time, at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China, 100016, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.  Our telephone number at our principal executive offices is +86 10 8457 4688.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Feihe International,” and “the Company” refer to Feihe International, Inc., a Utah corporation, and its consolidated subsidiaries.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Shareholders of record at the close of business on September 27, 2011, which date is referred to herein as the Record Date, are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, 22,339,291 shares of our common stock were issued and outstanding and held of record by approximately 368 registered shareholders.

Voting, Solicitation and Revocability of Proxy

Registered shareholders may vote by mail, telephone or the Internet.  Voting via the Internet is a valid proxy voting method under the laws of the State of Utah (our state of incorporation).  Telephone voting may be accessed by calling the following toll-free number (in the United States only):  +1-866-702-2536.  Internet voting may be accessed by logging on to the following Internet address:  https://www.proxypush.com/ITC.  Telephone and Internet voting information is provided on the proxy card.  A control number located on the proxy card is designed to verify each shareholder’s identity and allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.  If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from your bank, broker or other nominee.  The availability of telephone or Internet voting will depend on the voting process of your bank, broker or other nominee.

If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You may specify your choices by marking the appropriate boxes on the proxy card.  If your proxy card is signed and returned without specifying choices, the shares will be voted in favor of proposals 1 through 4.  If you vote by telephone or the Internet, it is not necessary to return your proxy card.

A shareholder may revoke his or her proxy at any time before it is voted by casting a different vote by telephone or the Internet, by executing a later dated proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to our Secretary, at our principal executive offices.

Your vote is important.  Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the accompanying proxy card.  If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.  However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

In the event that any matter not described in this proxy statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.  As of the date of this proxy statement, we are not aware of any other matter that might be presented at the Annual Meeting.

Each share of common stock outstanding on the Record Date is entitled to one vote.  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date, present in person or represented by proxy.  Shareholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting.  The inspector of elections appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. For purposes of determining the presence of a quorum, we will count abstentions and “broker non-votes” (shares held by a bank, broker or other nominee that does not have the authority, either express or discretionary, to vote on a particular matter) as present at the Annual Meeting. If, however, a quorum shall not be present or represented, the shareholders present in person or represented by proxy shall have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until a quorum shall be present or represented. Under the rules regulating banks, brokers or other nominees who are members of the New York Stock Exchange, brokers, banks or other nominees that have not received voting instructions from a customer ten days prior to the meeting date may vote the customer’s shares in the discretion of the bank, broker or other nominee on proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm. However, the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of future advisory votes on executive compensation are each considered a “non-discretionary” item, which means that your bank, broker, or other nominee is not entitled to vote your shares on these matters without your specific instructions. If a bank, broker or other nominee is not entitled to vote on a particular matter, those shares will be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the vote on such matter. We will also count abstentions in determining the total number of shares entitled to vote with respect to a matter (other than the election of directors).

The cost of soliciting proxies will be borne by us.  Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person or by telephone, email or facsimile. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Limited Liability and Indemnification	17
Consultants	18
Compensation Risk Evaluation	18
Board Compensation	19

PROPOSAL NO. 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	20
General	20
Vote Required	21
Recommendation of the Board of Directors	21

PROPOSAL NO. 4: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	22
General	22
Vote Required	22
Recommendation of the Board of Directors	22

COMPENSATION COMMITTEE REPORT	23

AUDIT COMMITTEE REPORT	24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
Transactions with Related Persons	26
Review, Approval or Ratification of Transactions with Related Persons	26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2012	29

OTHER MATTERS	29

-i-

MATTERS TO BE CONSIDERED AT
THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our bylaws provide that the authorized number of directors shall be no less than three nor more than nine directors. We presently have the following seven directors: Leng You-Bin, Liu Hua, Liu Sheng-Hui, Kirk G. Downing, James C. Lewis, Neil N. Shen, and Sean S. Shao.  All directors will hold office for a one-year term and until their successor is elected and qualified.  At the Annual Meeting, the shareholders will vote on the election of all of these directors.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently our directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.  If shareholders properly nominate persons other than our nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of our nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for.  There are no family relationships among any of our directors or executive officers.

Nominees for Director

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since

Leng You-Bin	46	Chairman, Chief Executive Officer, President, and General Manager	2003
Liu Hua	38	Vice Chairman, Secretary, Treasurer, and Director	2003
Liu Sheng-Hui	41	Vice President of Finance, Heilongjiang Feihe Dairy Co., Limited, and Director	2003
Kirk G. Downing, Esq.	58	Director	2005
James C. Lewis, Esq.	59	Director	2006
Neil N. Shen	43	Director	2009
Sean S. Shao	54	Director	2010

Leng You-Bin has been our Chairman, Chief Executive Officer, President, and General Manager since May 2003.  From January 2002 to May 2003, Mr. Leng served as the Chief Executive Officer and President of American Flying Crane Corporation. From 1997 to 2002, Mr. Leng served as the General Manager of Heilongjiang Feihe Dairy Co., Limited, or Feihe Dairy, and he became the Chairman and General Manager in 2000.  From 1989 to 1997, Mr. Leng served as a technician, deputy director and director of Zhaoguang Dairy Plants, the predecessor of Feihe Dairy.  Mr. Leng received a bachelor’s degree in food engineering from Northeast Agriculture University, China and Shanghai Light Industrial College and studied business administration at Beijing University.

Mr. Leng has extensive executive experience with our company and a deep knowledge of PRC dairy company operations, our strategies, and our culture.   Having led our company and certain of its subsidiaries and predecessors since 1989, Mr. Leng has been a driving force in our expansion and growth. His various executive roles before becoming our Chairman, Chief Executive Officer, President, and General Manager also give him experience in numerous aspects of our operations, including manufacturing, sales, marketing, finance, and distribution.

Liu Hua has been our Chief Financial Officer since May 2011, Acting Chief Financial Officer from November 2010 to May 2011, Vice Chairman since April 2008, and Secretary, Treasurer, and a director since May 2003.  From May 2003 to April 2008, Mr. Liu served as our Chief Financial Officer, Secretary, and Treasurer.  From November 2000 to May 2003, Mr. Liu served as the Financial Officer of Feihe Dairy.  From June 1998 to November 2000, Mr. Liu served as the Chief Executive Officer of Shenzhen Cima Limited, a financial consulting company.  From January 1996 to June 1998, Mr. Liu served as Chief Executive Officer of Shensheng Jiajing Inc., a trading company.  From September 1993 to January 1996, Mr. Liu served as the Chief Executive Officer of Zhengzhou Huacheng Limited, a trading company.  Mr. Liu received a bachelor’s degree in finance and economics from Xian Jiaotong University and from Shenzhen University.

Mr. Liu’s extensive finance, industry, and executive experience provide our board of directors with a valuable resource in understanding company operations and evaluating strategic opportunities. With more than ten years of comprehensive financial involvement with us, including as our chief financial officer, and eight years as one of our a directors, Mr. Liu’s intimate knowledge of our company and financial expertise drive our strategic decision making.

Liu Sheng-Hui has been a director since May 2003, and he has also served as Vice President of Finance of Feihe Dairy since August 2001.  From January 2000 to May 2003, Mr. Liu served as Chief Financial Officer and a director of American Flying Crane Corporation.  From September 1998 to January 2000, Mr. Liu served as Chief Financial Officer at Feihe Dairy, where he also served in a variety of business positions from July 1992 to September 1998.  Mr. Liu received a bachelor’s degree in economics from Northeast Agriculture University, China, and an associate degree in accounting from Country Cadre Institute under the Supervision of Ministry of Agriculture in China.

Mr. Liu has extensive experience in the PRC dairy industry and provides our board of directors with valuable insight regarding corporate strategy and operations.  Having spent more than 15 years with Feihe Dairy in a variety of capacities, Mr. Liu has an intimate knowledge of our operations, including manufacturing, sales, marketing, finance, and distribution. This business knowledge, coupled with his broad industry expertise, make Mr. Liu a key strategic advisor on industry competition, business strategy, and other aspects of corporate oversight.

Kirk G. Downing has been a director since February 2005.  From December 1980 to the present, he has been an active attorney licensed to practice law in California concentrating on matters related to corporate practice and business litigation. From January 1989 to June 1997, Mr. Downing also engaged in ranching, farming, logging and property development.  Mr. Downing received a bachelor’s degree in liberal arts from Portland State University and a Juris Doctorate degree from Loyola Law School.  He is fluent in Chinese.

Mr. Downing’s extensive business and legal experience provides our board of directors with a valuable resource for assessing and managing legal risks and planning corporate strategy.  The combination of Mr. Downing’s U.S. legal experience, fluency in Chinese, and his familiarity with PRC business practices makes him an important voice of experience with respect to risk management and corporate development.

James C. Lewis has been a director since December 2006.  From 2006 to the present, Mr. Lewis has been a partner in the law firm of Lewis, Hansen, Waldo & Pleshe, in Salt Lake City, Utah.  From July 2002 to September 2006, Mr. Lewis was involved in a number of private business ventures and practiced law under the name James C. Lewis, L.C. in Salt Lake City, Utah.  From 2000 to June 2002, Mr. Lewis was a member of the firm of Jones, Waldo, Holbrook & McDonough, Salt Lake City, Utah.  From 1997 to 2000, Mr. Lewis was a partner in the firm of Lewis Law Offices.  From 1993 to 1997, Mr. Lewis was a partner in the firm of Diumenti & Lewis. From 1987 to 1992, he was a partner in the firm of Lewis & Lehman. From 1979 to 1985, Mr. Lewis was an attorney with Kruse, Landa & Maycock.  Mr. Lewis received a bachelor’s degree in psychology from the University of Utah and a Juris Doctorate from the University of San Diego.

Mr. Lewis’s legal and business expertise provides our board of directors with a valuable resource for strategic planning and evaluating legal matters.  With a legal career spanning more than three decades, Mr. Lewis has significant experience in transaction planning, entrepreneurial and business problems, and U.S. legal issues,  Mr. Lewis’s experience gives our board of directors valuable input regarding strategic planning and risk management.

Neil N. Shen has been a director since August 2009. Mr. Shen is the founding managing partner of Sequoia Capital China, where he has served since October 2005. Mr. Shen co-founded Ctrip.com International Ltd., or Ctrip, a large travel consolidator in China, and served as its Chief Financial Officer from 2000 to October 2005 and as its president from August 2003 to October 2005. He also co-founded Home Inns and Hotels Management, or Home Inns, a leading economy hotel chain in China. Prior to founding Ctrip and Home Inns, Mr. Shen had worked for more than eight years in the investment banking industry in New York and Hong Kong. Currently, Mr. Shen is a co-chairman of Home Inns, a director of Ctrip and a director of E-House (China) Holdings Ltd., an NYSE-listed leading real estate service company in China. He is also an independent director of Focus Media Holding Ltd., a NASDAQ-listed media advertising company based in China, China Nuokang Bio-Pharmaceutical Inc., a NASDAQ-listed biopharmaceutical company in China, China Real Estate Information Corporation, a NASDAQ-listed real estate services and information company based in China, PEAK Sport Products Co., Ltd., a HKEX-listed sports retail company in China, Mecox Lane Limited, a NASDAQ-listed apparel and accessories company based in China, and Le Gaga Holdings Limited, a NASDAQ-listed vegetable producer in China.  He also sits on the board of several private companies in China.  Mr. Shen received his bachelor’s degree from Shanghai Jiao Tong University in China and his master’s degree from the School of Management at Yale University.

Mr. Shen’s extensive finance and public company experience, both as an officer and a director, provides our board of directors with a valuable resource for evaluating public company accounting, finance, risk management and strategic matters.  Additionally, Mr. Shen’s education, connections within PRC business community, and financial expertise are valuable attributes that advance our business objectives, drive strategy, and strengthen our board of directors.

Sean S. Shao has been a director since August 2010. Mr. Shao currently serves as (i) Chairman of the Compensation Committee and a member of the Audit Committee and Nominating and Corporate Governance Committee at AsiaInfo-Linkage, Inc., a NASDAQ-listed telecommunications solutions provider in China, where he has served since July 2010, (ii) Chairman of the Audit Committee of each of Xueda Education Group, an NYSE-listed personalized tutoring services company in China, where he has served since March 2010, Yongye International, Inc., a NASDAQ-listed agricultural company in China, where he has served since April 2009, and China Biologic Products, Inc., a NASDAQ-listed biopharmaceutical company in China, where he has served since July 2008, (iii) Chairman of the Nominating Committee of Agria Corporation, an NYSE-listed agricultural company in China, where he has served since November 2008, and (iv) Chairman of the Audit Committee and Compensation Committee of China Nuokang Bio-Pharmaceutical Inc., a NASDAQ-listed biopharmaceutical company in China, where he has served since September 2008.  Mr. Shao served as the Chief Financial Officer of Trina Solar Limited, an alternative energy company in China, from August 2006 to June 2008. Mr. Shao served as the Chief Financial Officer of ChinaEdu Corporation, an educational service provider in China, from September 2005 to August 2006. Mr. Shao served as the Chief Financial Officer of Watchdata Technologies Ltd., a security software company in China, from August 2004 to September 2005.  Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu CPA Ltd. for approximately a decade. Mr. Shao received a bachelor’s degree in art from East China Normal University and a master’s degree in healthcare administration from the University of California, Los Angeles. Mr. Shao is a member of the American Institute of Certified Public Accountants.

Mr. Shao has extensive experience as an independent director and as an executive officer in U.S. public companies operating in China and provides our board of directors with valuable insight in public company accounting and corporate finance.  Mr. Shao’s financial expertise includes not only education and CPA certification, but also over a decade of work in public company accounting and key financial executive positions.  Mr. Shao’s deep experience also includes ongoing service on several boards of directors and committees, providing perspective on trends and practices.  Although Mr. Shao serves on more than three public company audit committees, our board of directors has determined that such simultaneous service does not impair the ability of Mr. Shao to effectively serve on our Audit Committee.

Vote Required

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present.  Abstentions and broker non-votes are counted for quorum purposes but have no effect on the vote.  Banks, brokers and other nominees who hold shares beneficially for their customers must have received voting instructions from their customers in order to vote for the election of any director and may note vote such shares on a discretionary basis.  Shareholders do not have cumulative voting rights in the election of directors.

Recommendation of the Board of Directors

Our board of directors recommends that our shareholders vote “FOR” the election of the seven director nominees listed above.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that Kirk G. Downing, James C. Lewis, Sean S. Shao, and Neil N. Shen are each an independent director as defined by the listing standards of the NYSE and rules of the U.S. Securities and Exchange Commission, or the SEC.  In making these determinations, our board of directors has concluded that none of those members has a relationship that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Leng You-Bin, Liu Hua and Liu Sheng-Hui are not considered independent because each serves as one of our executive officers.

Executive Session

The independent members of our board of directors meet in executive session (without the participation of executive officers or other non-independent directors) at least twice annually or more frequently as requested by any two directors.  The presiding director at the executive sessions is designated by the independent directors on an annual basis.  Interested persons may contact our independent directors by sending written comments directed to the “Presiding Director” or “Non-Employee Directors,” care of the Corporate Secretary to our principal executive offices.  Our Corporate Secretary will deliver the unopened materials forthwith to the presiding director or non-employee directors, as applicable.

Board Leadership Structure

In accordance with our bylaws, our board of directors elects our officers, including our Chief Executive Officer, President, Chief Financial Officer, and such other officers as our board of directors may appoint from time to time.  Our board of directors has not currently separated the positions of Chairman of the Board and Chief Executive Officer, and Leng You-Bin currently serves as our Chairman, Chief Executive Officer, President, and General Manager.  Our board of directors does not believe that separating these positions is necessary at this time in light of the composition of our board of directors, the management team and our overall leadership structure, the experience of Mr. Leng in overseeing our day-to-day business while overseeing management, and our current business strategy.  Our senior management has undergone turnover and those serving in management roles benefit from interacting with Mr. Leng on a regular basis, and Mr. Leng has managed the competing demands for his time to effectively lead our board of directors.  Our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate.  Our board of directors periodically considers whether changes to our overall leadership structure are appropriate.

Our Chairman of the Board is responsible for chairing meetings of our board of directors. In his absence, the Chair of our Audit Committee or the independent director present who has the most seniority chairs the meetings of our board of directors.  Our Chairman of the Board is also responsible for chairing meetings of shareholders.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and our board of directors is essential for effective risk management and oversight.  Our Chairman meets regularly with our Chief Financial Officer and other senior officers to discuss strategy and risks facing our business.  Senior management attends board meetings and is available to address any questions or concerns raised by our board of directors on risk management-related and any other matters.  Our board of directors receives presentations from senior management on strategic matters involving our operations and holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

While our board of directors is ultimately responsible for risk oversight at our company, its committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk, as further set forth below.

Board Committees

Our board of directors has established an Audit Committee, Compensation Committee, and a Nominating/Corporate Governance Committee, or our Governance Committee.  Our Audit Committee, Compensation Committee and Governance Committee each operate under a written charter adopted by our board of directors, copies of which are available on our website at http://ady.feihe.com.  The information contained on our website is not incorporated by reference into this proxy statement.  Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate.  The committees report on their activities and actions to our board of directors.

Committees and Meeting Attendance

Our board of directors held 5 regular meetings during the fiscal year ended December 31, 2010, and acted 9 times by unanimous written consent.

Our Audit Committee, Compensation Committee and Governance Committee of our board of directors held meetings and took action as follows:

•	our Audit Committee held 7 meetings and acted 3 times by unanimous written consent;

•	our Compensation Committee held no meetings and acted 5 times by unanimous written consent; and

•	our Governance Committee held no meetings and acted 4 times by unanimous written consent.

In 2010, each director attended 75% or more of the meetings of our board of directors and of the committees of our board of directors on which such director served during the period for which he was a director or committee member.  Our bylaws provide that the Chairman of our board of directors shall preside at all meetings of the shareholders.  Otherwise, we have no requirements for our directors to attend our Annual Meeting.  Three members of our board of directors attended our Annual Meeting in 2010.

Committee Composition

The following table provides the current membership of our Audit Committee, Compensation Committee and Governance Committee. Our board of directors has determined that each member of these committees is an independent director as defined by the listing standards of the NYSE and SEC rules.

Audit Committee	Compensation Committee	Governance Committee
Sean S. Shao (Chair)	Kirk G. Downing (Chair)	James C. Lewis (Chair)
Kirk G. Downing	James C. Lewis	Kirk G. Downing
James C. Lewis	Sean S. Shao	Sean S. Shao

Audit Committee
Our Audit Committee consists of Sean S. Shao, Kirk G. Downing, and James C. Lewis, each of whom is an independent director as defined by the listing standards of the NYSE and SEC rules.  Our board of directors has determined that Mr. Shao is an “Audit Committee Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K.  Our Audit Committee appoints, retains, compensates and oversees our independent public accountants and reviews the scope and results of the annual audits, receives reports from our independent public accountants, and reports the committee’s findings to our board of directors.  Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management.

Compensation Committee
Our Compensation Committee currently consists of Kirk G. Downing, James C. Lewis, and Sean S. Shao. Our Compensation Committee administers our stock incentive plans and makes recommendations concerning salaries and incentive compensation for our executive officers and employees. Our Compensation Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs

Nominating/Corporate Governance Committee
Our Governance Committee consists of James C. Lewis, Kirk G. Downing, and Sean S. Shao.  Our Governance Committee makes recommendations to our board of directors regarding the nomination of candidates to stand for election or re-election as members of our board of directors, evaluates our board of director’s performance, and provides oversight of corporate governance and ethical standards.  Our Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended December 31, 2010, our Compensation Committee consisted of, and it currently consists of, Kirk G. Downing, James C. Lewis, and Sean S. Shao. None of the members of our Compensation Committee is an officer or employee of our company.  None of our executive officers serve, or in the past year has served, as a member of our board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Director Nomination

We have adopted Corporate Governance Guidelines that address the composition of our board of directors, criteria for membership on our board of directors and other governance matters related to our board of directors. Our director nomination process is also set forth in our Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines is available on the Investor Relations section of our website at http://ady.feihe.com.  The information contained on our website is not incorporated by reference into this proxy statement.

Our Governance Committee reviews annually the results of the evaluation of our board of directors and its committees, and the needs of our board of directors for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. Our Governance Committee evaluates candidates for directors proposed by directors, shareholders or management in light of the Committee’s views of the current needs of our board of directors for certain skills, experience, expected contributions or other characteristics, the candidate’s background, skills, experience, expected contributions and other characteristics, as well as the qualification standards established from time to time by our Governance Committee. While we do not have a formal diversity policy, we seek to have directors representing a range of experiences, qualifications, skills and backgrounds, consistent with our Governance Committee’s goal of creating a board of directors that best serves the needs of our company and the interest of our shareholders. Our Governance Committee implements this goal, and our implementation of it is reviewed, as part of our annual nomination process. In making determinations regarding nominations of directors, our Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Our Governance Committee considers candidates for membership on our board of directors proposed by shareholders. Any such proposals should be made in writing to Feihe International, Inc., Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China 100016, Attention: Legal Department.  All nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process.  The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Governance Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our officers, directors and employees. The most recent version is available on the Investor Relations section of our website at http://ady.feihe.com.  The information contained on our website is not incorporated by reference into this proxy statement.  If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by applicable law.

Communications by Shareholders with Directors

Shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board or Board of Directors
c/o Corporate Secretary
Star City International Building, 10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing, China 100016
Email Address: liuhua@feihe.com

Our Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that militate against further transmission of the communications, as determined by the Corporate Secretary. Our board of directors or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary relays all communications to directors absent safety or security issues.

PROPOSAL NO. 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Effective April 13, 2010, our Audit Committee approved the engagement of Deloitte Touche Tohmatsu CPA Ltd., or Deloitte, as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ended December 31, 2010.  Our Audit Committee has also appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

While we are not required to do so, we are submitting for shareholder ratification the appointment of Deloitte as our independent registered public accounting firm because believe doing so is a good corporate practice.  If our shareholders fail to ratify the appointment, our Audit Committee and our board of directors will reconsider whether or not to retain Deloitte.  Even if the appointment is ratified, our board of directors in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of us and our shareholders.  Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In April 2010, our Audit Committee approved the dismissal of Grant Thornton, the Hong Kong member firm of Grant Thornton International Ltd., or Grant Thornton, as our independent registered public accounting firm.  Subsequent to the dismissal, Grant Thornton changed its name to JBPB & Co., but for consistency with our historical filings we refer to Grant Thornton. Grant Thornton’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report as of and for the fiscal year ended December 31, 2009 included the following explanatory paragraph:  “As discussed in Note 3 to the Notes to the Consolidated Financial Statements, the Company adopted new accounting guidance for business acquisitions, effective January 1, 2009.”  During the fiscal years ended December 31, 2008 and 2009 and the subsequent period through the date of dismissal, we had (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its report for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except as follows.  Grant Thornton’s report dated March 16, 2010 on our internal control over financial reporting as of December 31, 2009, which was included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009, or 2009 Form 10-K, expressed an adverse opinion on the effectiveness of our internal control over financial reporting due to the existence of a material weakness related to the accounting treatment for routine and non-routine transactions, which was identified and described in “Management’s Assessment of Internal Control over Financial Reporting” under Item 9A(b) in the 2010 Form 10-K.  Our Audit Committee discussed the subject matter of this material weakness with Grant Thornton.  We authorized Grant Thornton to respond fully to the inquiries of Deloitte concerning the subject matter of this material weakness.  In April 2010, we filed a Current Report on Form 8-K to announce these changes in our certifying accountant, attaching as an exhibit thereto the letter we requested from Grant Thornton addressed to the SEC stating that Grant Thornton agreed with the statements contained in the Current Report.

During our fiscal years ended December 31, 2008 and 2009 and the subsequent interim period through the date of engagement of Deloitte, neither we nor anyone acting on our behalf consulted with Deloitte regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The following table sets forth the aggregate professional service fees of our principal accountants for the services and periods indicated:

Name	Audit Fees (1)
Grant Thornton, for fiscal year ended:
December 31, 2009	$1,207,241
December 31, 2010	$521,479
Deloitte Touche Tohmatsu, for fiscal year ended:
December 31, 2010	$766,084

(1)
This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, review of unaudited quarterly financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements, for those fiscal years.  This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. These fees represent all fees paid to our principal accountants for the periods indicated.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services.  The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.  Our Audit Committee did not approve any services for audit-related fees, tax fees or all other fees pursuant to a waiver of pre-approval provisions set forth in applicable rules of the SEC.

The following discussion describes the fees billed to us by Grant Thornton  and Deloitte for services rendered for the fiscal years ended December 31, 2009 and 2010.  For additional information on the types of fees discussed below and on our Audit Committee’s pre-approval procedures, please see the discussion below under the heading “Audit Committee Report.”

Audit Fees
The aggregate audit fees billed to us by Grant Thornton for the fiscal years ended December 31, 2010 and December 31, 2009 were $521,479 and $1,207,241, respectively.  The aggregate audit fees billed to us by Deloitte for the fiscal year ended December 31, 2010 were $766,084.

Services provided include the audit of our annual financial statements, the audit of our internal control over financial reporting, review of unaudited quarterly financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements, for those fiscal years.  Audit fees also reflect advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees
Neither Deloitte nor Grant Thornton billed to us any audit-related services fees for the fiscal years ended December 31, 2009 and December 31, 2010.

Tax Fees
Neither Deloitte nor Grant Thornton billed to us any fees for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2010 and December 31, 2009.

All Other Fees
Neither Deloitte nor Grant Thornton billed to us any fees for any other services for the fiscal years ended December 31, 2010 and December 31, 2009.

Vote Required

Approval, on an advisory basis, of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present.  Abstentions and broker non-votes are counted for quorum purposes, abstentions have the same effect as voting against the proposal, and broker non-votes have no effect on the vote.  Banks, brokers and other nominees who hold shares beneficially for their customers may vote such shares on a discretionary basis for this proposal.

Recommendation of the Board of Directors

Our board or directors recommends that the shareholders vote “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

MANAGEMENT

Directors

For information regarding our board of directors, including the name, age, position and office held with us, period of service on our board of directors, and biographical summaries of each member of our board of directors, please see the section above under the heading “Election of Directors.”

Executive Officers

The following table sets forth the name and age of each of our executive officers, the positions and offices held by each executive officer with us, and the period during which the executive officers has served as one of our executive officers.  All officers serve at the pleasure of our board of directors.

Name	Age	Position	Officer Since

Leng You-Bin	46	Chairman, Chief Executive Officer, President, and General Manager	2003
Liu Hua	38	Vice Chairman, Secretary, Treasurer, Director, and Chief Financial Officer	2003
Liu Sheng-Hui	41	Vice President of Finance, Feihe Dairy, and Director	2003

Leng You-Bin’s biographical summary is included above under the heading “Election of Directors.”

Liu Hua’s biographical summary is included above under the heading “Election of Directors.”

Liu Sheng-Hui’s biographical summary is included above under the heading “Election of Directors.”

Arrangements Regarding Appointment of Directors

In August 2009, we appointed Neil Shen to our board of directors in connection with a subscription agreement we entered into with Sequoia Capital China Growth Fund I, L.P., and certain of its affiliates, or collectively Sequoia, in which we agreed, subject to certain conditions, that Sequoia may nominate a representative reasonably acceptable to our board of directors and its Governance Committee and to nominate and recommend that our shareholders elect such nominee to our board of directors. For more information regarding the subscription agreement and related agreements, see the discussion below under the heading “Certain Relationships and Related Transactions.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of those policies and decisions. This section provides specific information regarding compensation earned by the following “named executive officers”:

•	Leng You-Bin, our Chairman, Chief Executive Officer, President and General Manager;
•	Liu Hua, Vice Chairman, Secretary, Treasurer, and Chief Financial Officer;
•	Liu Sheng-Hui, Vice President of Finance of our subsidiary Feihe Dairy; and
•	Jonathan H. Chou, our former Chief Financial Officer.

Compensation Philosophy and Objectives
Our Compensation Committee assists our board of directors in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers.  With the responsibility of establishing, implementing and monitoring our executive compensation program philosophy and practices, our Compensation Committee seeks to ensure that the total compensation paid to our directors and executive officers is fair and competitive.  Our Compensation Committee’s goals regarding executive compensation are primarily to recruit, hire, retain, motivate and reward.  In determining what constitutes a fair and competitive compensation for each executive, our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels based on the executive’s general business and industry knowledge and experience and comparable to executives in other companies of similar size and stage of development, while taking into account our relative performance and our strategic goals.

We conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes.  During our review of an individual executive’s compensation, our Compensation Committee primarily considers individual performance of that executive and internal review of the executive’s compensation, both individually and relative to other executive officers.  Our Compensation Committee also considers factors of corporate performance including the stock prices, sales, revenue and the current overall economic situation.  Adjustments to salary levels are typically made annually as part of our performance review process, as well as upon a change in job responsibility.  Merit-based increases to salaries are based on our Compensation Committee’s assessment of the individual’s performance.   Our Compensation Committee also monitors our compensation policies and practices to ensure they do not incentivize excessive risk-taking or other unintended risks that are reasonably likely to have a material adverse effect on us.

In May 2009, our board of directors approved our 2009 Stock Incentive Plan, or our 2009 Plan, which permits grants a variety of equity-based compensation, including performance-based awards.  We believe performance-based equity compensation arrangements can align the interests of our key executives with those of our shareholders.  Our Compensation Committee intends to continue to ensure that, when appropriate, our executive officers have the opportunity to earn equity compensation if certain performance goals are met, such as those based on specified increases in cash flow, net profits, stock price, sales, market shares or earnings per share.

Setting and Monitoring Executive Compensation
Historically, our executive compensation has consisted of base salary and equity awards:

Base Salary.  Our Compensation Committee determines executive salaries based on job responsibilities and individual experience, and also from time to time compares the amounts we pay against market compensation for similar positions within similar industries and in the PRC, based on informal, publicly available compensation information. While limited in scope, our Compensation Committee believes such comparisons can provide helpful data as to whether our compensation structure is materially out of line with competitors. We plan to continue to provide competitive salaries to our executive officers by reviewing the salaries of our executives annually and, if appropriate, recommending increases in salaries based on individual performance during the prior calendar year and cost of living adjustments.

Equity Awards.  Our Compensation Committee determines stock, options and other awards after consulting with recruiting firms that provide market information concerning equity awards to executives of similar positions in the peer group of companies described above.  We have adopted a 401(k) plan and intend to adopt formal programs for time off allocation and performance bonuses in the future.

Our Compensation Committee monitors our executive compensation program by routinely comparing it to the compensation programs of similarly situated companies and considering other factors such as performance, length of service, peer evaluations, subjective and objective reviews.

2010 Compensation Decisions
As a result of the process and purposes described above, in 2010 our Compensation Committee made the following compensation decisions with respect to our named executive officers:

Base Salary. Our Compensation Committee recommended, and our board of directors approved, a cash compensation package of $200,000 for each of Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, and Liu Hua, our Chief Financial Officer, Vice Chairman, Secretary, and Treasurer, for services rendered in 2010.  These base salaries are the same as those each officer received in 2009. In determining not to revise the base salaries, our Compensation Committee specifically considered input from our Human Resources department and representatives of management, our financial performance, and general economic conditions.

Equity Compensation. Our Compensation Committee recommended, and our board of directors approved, amendments to the vesting provisions of the performance stock options granted to certain of our employees and officers under our 2009 Plan, including 150,000 performance stock options to Leng You-Bin, our Chairman, Chief Executive Officer, President and General Manager, and 50,000 performance stock options to each of Liu Hua, our Chief Financial Officer, Vice Chairman, Secretary and Treasurer, and Liu Sheng-Hui, Vice President of Finance of our subsidiary Feihe Dairy. The performance stock options, which have a contractual life of 6 years, were to vest in two equal tranches on the fourth and fifth anniversaries of their grant date, provided that the recipient had met the performance criteria established in accordance with our 2009 Plan, including performance targets applicable for each of our 2009, 2010 and 2011 fiscal years, and the recipient continued to be our employee at the time of the relevant vesting dates. The performance targets for the year ended December 31, 2010 were not met. In December 2010, the performance targets were amended in order to limit the amount of shares that otherwise would have been forfeited and cancelled. As a result of this amendment, Messrs. Leng, Liu and Liu retained 50,000, 16,667 and 16,667 performance stock options, which otherwise would have been forfeited and cancelled. In determining to amend the vesting provisions, our Compensation Committee specifically considered its intention of aligning the interests of our key executives with those of our shareholders, the continuing importance of improving our financial performance, and general market conditions.

Summary Compensation Table

Name and Principal Position(1)	Year	Bonus ($)	Salary ($)	Option Awards(2) ($)		Total ($)
Leng You-Bin, Chairman, Chief Executive	2008	0	200,000	120,560	(4)	320,560
Officer, President, and General Manager	2009	0	200,000	1,599,435	(5)	1,799,435
	2010	0	200,000	14,787	(4)	214,787

Liu Hua, Vice Chairman, Secretary, Treasurer,	2008	0	200,000	120,560	(4)	320,560
Director and Chief Financial Officer(3)	2009	0	200,000	533,145	(5)	733,145
	2010	0	200,000	14,787	(4)	214,787

Liu Sheng-Hui, Vice President of Finance, and	2008	0	27,926	120,560	(4)	148,486
Director	2009	0	27,804	533,145	(5)	560,949
	2010	0	27,804	14,787	(4)	214,787

Jonathan H. Chou, Former Chief Financial	2008	55,000	116,667	562,758		734,425
Officer(6)	2009	0	175,000	1,103,400		1,278,400
	2010	0	165,274	0		165,274

(1)	Identifies our named executive officers during the specified periods.

(2)
Represents the aggregate grant date fair value of equity awards granted during the fiscal year without consideration of vesting periods or forfeitures, calculated in accordance with ASC Topic 718. See the notes to our financial statements contained in our Original Filing for an explanation of all assumptions made by us in determining the values of our equity awards under ASC Topic 718.

(3)
Liu Hua served as our Chief Financial Officer from January until April 2008, and recommenced service as our Chief Financial Officer in November 2010. He also served as our Vice Chairman, Secretary, Treasurer and a Director during the period presented. Amounts indicated include full year compensation Mr. Liu received.

(4)	Represents equity awards received by a named executive officer solely in respect of service as a member of our board of directors.

(5)
Represents the aggregate grant date fair value of performance stock options granted during the fiscal year, based on the probable outcome of the performance conditions on the grant date.  The performance stock options vest in two equal tranches on the fourth and fifth anniversaries of the date such options were granted, provided that the recipient has met the performance criteria established and continues to provide service to us.  As of December 31, 2009, the performance conditions for 2009 were not met and options to acquire 1/3 of the shares were forfeited, resulting in no compensation expense being recognized for the fiscal period.  As of December 31, 2010, the performance conditions for 2009 were not met and options to acquire 1/3 of the shares were forfeited, resulting in no compensation expense being recognized for the fiscal period.

(6)
Jonathan H. Chou served as our Chief Financial Officer from April 2008 to November 2010.  All salary, bonus and option amounts were awarded pursuant to an employment agreement with Mr. Chou.  All unvested options terminated upon the termination of Mr. Chou’s service to us, and all vested options expired three months from the termination of Mr. Chou’s service to us.

Employment Agreements

We do not currently have any written employment agreements with our named executive officers, although we may enter into such agreements in the future.  We had an employment agreement with Jonathan H. Chou, our Chief Financial Officer from April 2008 to November 2010.  The agreement had a four-year term and provided that Mr. Chou would receive a base salary of $175,000, a signing bonus of approximately $55,000, and options to acquire up to 270,000 shares of our common stock in four tranches over 48-months, with each tranche vesting on the twelve month anniversary of its respective grant date.  Mr. Chou was also eligible to receive discretionary bonuses at times and in amounts determined by our Compensation Committee and to participate in medical, health, dental, disability, liability insurance and life insurance benefits, and certain other fringe benefits available to executive officers.  Mr. Chou was also entitled to certain severance benefits if he were terminated without good cause or resigned for good reason, as described below under the heading “Severance and Change of Control Agreements.”

Benefit Plans

We do not sponsor or maintain any qualified or non-qualified defined benefit plans, non-qualified defined contribution plans, other deferred compensation plans, or profit sharing plan or similar plans for the benefit of our officers, directors or employees.  However, we may establish such plans in the future.  Certain employees of our subsidiaries, including Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, have pension and healthcare benefits through plans offered by such subsidiaries, as required by local Chinese laws.  We are required to make contributions for the benefit of our employees to these social welfare plans, which are administered by the Chinese government.

Stock Incentive Plans

2009 Stock Incentive Plan
In May 2009, our board of directors approved our 2009 Plan, which was approved by our shareholders at our 2009 annual meeting of shareholders.  Our 2009 Plan permits grants incentive stock options, nonqualified stock options, restricted stock awards, performance stock awards and other equity-based compensation, to our employees, directors, officers, consultants, agents, advisors and independent contractors.  The total number of shares of our common stock initially authorized for issuance under our 2009 Plan is 2,000,000 plus any authorized shares that, as of May 7, 2009, were available for issuance under our 2003 Stock Incentive Plan, or our 2003 Plan.  Our 2009 Plan is administered by our Compensation Committee.

In May 2009, our Compensation Committee granted an aggregate of 2,073,190 performance stock options to certain of our employees and officers under our 2009 Plan, including 150,000 performance stock options to Leng You-Bin, our Chairman, Chief Executive Officer, President and General Manager, and 50,000 performance stock options to each of Liu Hua, Vice Chairman, Secretary, Treasurer, and Chief Financial Officer, and Liu Sheng-Hui, Vice President of Finance of our subsidiary Feihe Dairy.  The performance stock options each have an exercise price of $16.86, a contractual life of 6 years, and vest in two equal tranches on the fourth and fifth anniversaries of the date such options were granted, provided that the recipient has met the performance criteria established in accordance with our 2009 Plan, including performance targets that must be met in each of our 2009, 2010 and 2011 fiscal years, and the recipient continues to be our employee at the time of the relevant vesting dates.  If the performance criteria are not met, the options that would otherwise vest on the vesting dates are forfeited and cancelled.

The performance targets for the year ended December 31, 2009 were not met for any option recipient.  In December 2009, the performance targets were amended in order to limit the amount of shares that would otherwise be forfeited and cancelled by all recipients of the performance stock options.  As a result of this amendment, Messrs. Leng, Liu and Liu retained 100,000, 33,333 and 33,333 performance stock options that would otherwise have been forfeited and cancelled.

The performance targets for the year ended December 31, 2010 were not met for any option recipient.  In December 2010, the performance targets were amended in order to limit the amount of shares that would otherwise be forfeited and cancelled by all recipients of the performance stock options.  As a result of this amendment, Messrs. Leng, Liu and Liu retained 50,000, 16,667 and 16,667 performance stock options that would otherwise have been forfeited and cancelled.

2003 Stock Incentive Plan
In April 2003, we adopted and approved our 2003 Plan, which reserved 3,000,000 shares of our common stock for issuance under the 2003 Plan. The 2003 Plan allowed us to issue awards of incentive or non-qualified stock options, stock appreciation rights, and stock bonuses which may be subject to restrictions.  Our 2003 Plan is administered by our Compensation Committee.  Effective May 7, 2009, all shares of our common stock that were available for issuance under our 2003 Plan became part the shares reserved for issuance under our 2009 Plan, and no shares remained available for issuance under our 2003 Plan.

Grants of Plan-Based Awards

The following table sets forth information regarding our 2009 Plan awards granted to our named executive officers during 2010. All such awards were granted to our named executive officers solely in respect of their service to was a member of our board of directors:
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#) (Maximum)	All Other Stock Awards: Number of Shares of Stocks or Units	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Leng You-Bin (2)	4/6/2010		4,000		78,640
	8/11/2010		2,333		16,914
	8/27/2010	12,000		7.25	23,520
Liu Hua (2)	4/6/2010		4,000		78,640
	8/11/2010		2,333		16,914
	8/27/2010	12,000		7.25	23,520
Liu Sheng-Hui (2)	4/6/2010		4,000		78,640
	8/11/2010		2,333		16,914
	8/27/2010	12,000		7.25	23,520

(1)
Represents the aggregate grant date fair value of the awards granted calculated in accordance with ASC Topic 718.  See the notes to our financial statements contained in our 2010 Form 10-K for an explanation of all assumptions made by us in determining the values of our equity awards under ASC Topic 718.

(2)	Represents equity awards received by a named executive officer solely in respect of service as a member of our board of directors.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards granted to our named executive officers as of December 31, 2010.  The options issued to Leng You-Bin, Liu Hua and Liu Sheng-Hui are subject to performance and time-based vesting conditions set forth under the heading “2009 Stock Incentive Plan” above.  The options issued Jonathan H. Chou, our former Chief Financial Officer whose service terminated in November 2010, vested on the 12-month anniversary of their respective grant dates and terminated three months after the termination of his service to us.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Leng You-Bin, Chairman	0		50,000	(1)	16.86	May 7, 2015

Liu Hua	0		16,667	(1)	16.86	May 7, 2015

Liu Sheng-Hui	0		16,667	(1)	16.86	May 7, 2015

Jonathan H. Chou	72,000	(2)	0		12.00	October 15, 2012
	50,000	(3)	0		16.00	October 15, 2013

(1)
Messrs. Leng, Liu and Liu were originally granted 150,000, 50,000 and 50,000 performance stock options, respectively.  The performance stock options each vest in two equal tranches on the fourth and fifth anniversaries of the date such options were granted, provided that the recipient has met the performance criteria established in accordance with our 2009 Plan, including performance targets that must be met in each of our 2009, 2010 and 2011 fiscal years, and the recipient continues to be our employee at the time of the relevant vesting dates.  In December 2009, the performance targets were amended in order to limit the amount of shares that would otherwise be forfeited and cancelled by all recipients of the performance stock options.  As a result of this amendment, Messrs. Leng, Liu and Liu retained 100,000, 33,333 and 33,333 performance stock options that would otherwise have been forfeited and cancelled.  The performance targets for the year ended December 31, 2010 were not met for any option recipient.  In December 2010, the performance targets were amended in order to limit the amount of shares that would otherwise be forfeited and cancelled by all recipients of the performance stock options.  As a result of this amendment, Messrs. Leng, Liu and Liu retained 50,000, 16,667 and 16,667 performance stock options that would otherwise have been forfeited and cancelled.

(2)	The options vested on October 15, 2009 and were terminated in January 2011.

(3)	The options vested on October 15, 2010 and were terminated in January 2011.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises of options by Jonathan H. Chou, who served as our Chief Financial Officer from April 2008 to November 2010, during 2010.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jonathan H. Chou	2,000	16,010
	2,000	16,288
	2,000	16,087
	2,000	16,006

Severance and Change of Control Agreements

As of December 31, 2010, we had no agreements or arrangements providing for payments to a named executive officer in connection with any termination.  Prior to the termination of his service with us in November 2010, the employment agreement with Jonathan H. Chou, our former Chief Financial Officer provided that, if he were terminated by us without “good cause” or resigned for “good reason,” he would have been entitled to receive as severance his base salary and reimbursement of expenses, and all of his options granted but not yet vested pursuant to his employment agreement would have immediately vested and become exercisable.  For purposes of the employment agreement, “good cause” meant the commission of a felony, a crime involving moral turpitude, an act or omission involving dishonesty, disloyalty, or fraud with respect to us, conduct tending to bring us into substantial public disgrace or disrepute, substantial and repeated failure to perform duties as reasonably directed by our board of directors, gross negligence or willful misconduct with respect to us, or any uncured material misrepresentation by Mr. Chou under the employment agreement.  For purposes of the employment agreement, “good reason” meant the assignment of any duties inconsistent in any material respect with Mr. Chou’s position, any uncured material breach by us of one or more provisions of the employment agreement, requiring Mr. Chou to be based at any location more than 30 miles from our Beijing headquarters or from the centerpoint of Shanghai, any purported termination by us of Mr. Chou’s employment otherwise than as expressly permitted by the employment agreement, or any change in control whereby a person became the beneficial owner of 51% or more of the combined voting power of our outstanding securities, we consummated a merger in which we were not the surviving entity, we sold all or substantially all of our assets, or our shareholders approved the dissolution or liquidation of us.

Limited Liability and Indemnification

Section 16-10a-840 of the Utah Revised Business Corporation Act, or the URBC, requires each director and each officer with discretionary authority to perform his or her duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interest of the corporation. A director or officer of a corporation is not liable to the corporation, its shareholders or others for any action taken or any failure to act as an officer or director unless he or she has breached or failed or failed to perform the duties as described above and the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the corporation or its shareholders.

Section 16-10a-841 of the URBC provides that the articles of incorporation of a Utah corporation may eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages, except for (i) a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) unlawful distributions of the corporation constituting a violation of Section 16-10a-842 of the URBC; or (iv) an intentional violation of criminal law.

Section 16-10a-902 of the URBC permits a Utah corporation to indemnify a director made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding if (i) his or her conduct was in good faith; (ii) he or she reasonably believed his or her conduct was in, or not opposed to, the corporation’s best interests; and (iii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. However, a Utah corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging that the director derived an improper personal benefit in which the director was adjudged liable on the basis that he derived an improper personal benefit. Any such indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Article VI of our Articles of Incorporation and Article VIII of our bylaws provide for the indemnification of our directors and officers. Indemnification is mandatory with respect to reasonable expenses incurred in connection with proceedings or claims in which the director or officer has been successful. Officers, employees, fiduciaries and agents of a Utah corporation may be entitled to indemnification to a greater extent, if not inconsistent with public policy or if provided for in a company’s articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Consultants

We may retain compensation consultants to the extent we deem it necessary and appropriate.  We will not delegate our authority and responsibility to make management decisions to consultants or any other persons, nor shall any consultant have any discretionary authority or the authority to bind us in any material respect.

Compensation Risk Evaluation

Our Compensation Committee reviews the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking.  Our Compensation Committee also considers the compensation policies and practices at our business units, including their risk profile, their compensation structures and levels, their compensation expense relative to revenues, and whether employees received compensation that varied significantly from our overall risk and reward structure for the services such employees provided.  Our Compensation Committee also considers other factors, such as the fact that substantially of our employees are located in the PRC, where employees salaries tend to be lower compared to U.S. companies, and that our equity awards are long-term with three-year performance targets and vest only after the fourth and fifth years.  Following this risk evaluation for 2010, our Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Board Compensation

In March 2010, all directors received an award of 4,000 restricted shares of our common stock for their 2009 board service, with an additional 1,000 shares for such year issued to our then-chairperson of our Audit Committee, Hui-Lan Lee.  In August 2010, all directors received an award of 2,333 restricted shares of our common stock for their board service for the period from January 1, 2010 through July 31, 2010, with an additional 584 shares for such period issued to the then-chairperson of our Audit Committee, Hui-Lan Lee.  In August 2010, options to purchase 12,000 shares were granted to each of our directors for their board service for the period from August 1, 2010 through July 31, 2011, which vest in four equal amounts on each three-month anniversary of the grant date until all such options are fully vested. The options have an exercise price of $7.25 and a contractual life of two years.  In addition, Sean S. Shao, who commenced service as a director and chairperson of our Audit Committee in August 2010, received $3,000 monthly cash compensation for such service.

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)	Total ($)
Leng You-Bin	0	95,554	14,787	110,341
Liu Hua	0	95,554	14,787	110,341
Liu Sheng-Hui	0	95,554	14,787	110,341
Kirk G. Downing, Esq.	0	95,554	14,787	110,341
James C. Lewis, Esq.	0	95,554	14,787	110,341
Neil N. Shen	0	95,554	14,787	110,341
Sean S. Shao	15,000	0	14,787	29,787
Hui-Lan Lee(1)	0	119,448	0	119,448

(1) Ms. Lee’s service on our board of directors terminated in July 2010.

PROPOSAL NO. 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

General

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in this proxy statement. This is commonly referred to as a “Say-on-Pay” vote.  Please read the Compensation Discussion and Analysis section starting on page 11 of this proxy statement for a detailed discussion about our executive compensation programs, including information about the compensation of our named executive officers in our fiscal year ended December 31, 2010.

Our compensation philosophy is designed to ensure that the total compensation paid to our directors and executive officers is fair, is competitive, and provides the incentives needed to attract, motivate and retain key executives who are crucial to our long-term success.  We believe that performance-based equity compensation arrangements can align the interests of our key executives with those of our shareholders.  Shareholders are encouraged to read the Compensation Discussion and Analysis and other sections of this proxy statement, which include discussions of the following:

•
Members of our Compensation Committee are independent directors. Our Compensation Committee has established a thorough process for the review and approval of executive compensation program designs, practices and amounts awarded to our named executive officers.

•	We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices include:

•	Our performance-based incentive programs include a balance of different measures for short-term and long-term performance and limits on the maximum amounts that may be earned.

•	We do not currently have any employment agreements or change of control agreements with our executive officers.

•	We have not paid cash or equity bonuses to executive officers in years when our performance has not merited them.

•	We encourage our directors and executive officers to own shares of our common stock.

•	We have a long-standing insider trading policy.

Our Compensation Committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, our general compensation policies, the compensation of our board of directors, or our compensation policies as they relate to risk management. Rather, this vote relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Feihe International, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in this proxy statement.”

The advisory vote on this resolution will not require us to take any action or overrule any decisions we have made. Furthermore, because this advisory vote primarily relates to compensation that has already been paid or contractually committed to our named executive officers, there is generally no opportunity for us to revisit these decisions. However, our board of directors, including our Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the compensation of named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Vote Required

Approval, on an advisory basis, of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present.  Abstentions and broker non-votes are counted for quorum purposes, abstentions have the same effect as voting against the proposal, and broker non-votes have no effect on the vote.  Banks, brokers and other nominees who hold shares beneficially for their customers must have received voting instructions from their customers in order to vote on this proposal and may note vote such shares on a discretionary basis.

Recommendation of the Board of Directors

Our board of directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless shareholders specify otherwise in their proxies.

PROPOSAL NO. 4: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

We are requesting your advisory (non-binding) vote on whether future advisory Say-on-Pay votes, such as those set forth in proposal 3 above, should occur every year, every two years or every three years.

After careful consideration and dialogue with our shareholders, our board of directors has determined that holding an advisory vote on executive compensation every year is the most appropriate approach for us at this time and recommends that shareholders vote for future advisory Say-on-Pay votes to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, our board of directors recognizes that executive compensation disclosures are made annually. Given that the Say-on-Pay advisory vote provisions are new, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including our practice of having all directors elected annually and annually providing shareholders the opportunity to ratify our Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on our board of directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove our board of directors’ recommendation. Although non-binding, our board of directors and Compensation Committee will carefully review the voting results. Notwithstanding the recommendation of our board of directors and the outcome of the shareholder vote, our board of directors may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Vote Required

Approval, on an advisory basis, of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present.  Abstentions and broker non-votes are counted for quorum purposes, abstentions have the same effect as voting against the proposal, and broker non-votes have no effect on the vote.  Banks, brokers and other nominees who hold shares beneficially for their customers must have received voting instructions from their customers in order to vote on this proposal and may note vote such shares on a discretionary basis.

Recommendation of the Board of Directors

Our board of directors unanimously recommends a vote “FOR” a frequency of every year for future Say-on-Pay votes. Proxies will be so voted unless shareholders specify otherwise in their proxies.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the board of directors of Feihe International, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained herein with management.  Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors of Feihe International, Inc.

Kirk G. Downing

James C. Lewis

Sean S. Shao

AUDIT COMMITTEE REPORT

We, the Audit Committee of the board of directors of Feihe International, Inc., or the Company, review the financial reporting process on behalf of the board of directors of the Company and are responsible for the retention of the Company’s independent registered public accounting firm.  Management of the Company has the primary responsibility for the Company’s financial statements and reporting process and for maintaining effective internal control over financial reporting.  The Company’s independent registered public accounting firm is responsible for expressing an opinion on (1) the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States of America, and (2) the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee currently consists of Sean S. Shao, Kirk G. Downing and James C. Lewis, each of whom is an independent director as defined by the listing standards of the NYSE and applicable SEC rules.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010 with the Company’s management, has discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board, or PCAOB, including PCAOB AU 380, “Communication With Audit Committees,” and Statement on Auditing Standards No. 61, “The Auditor’s Communication With Those Charged With Governance,” has received the written disclosures required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with the Company’s independent registered public accounting firm its independence.  The Audit Committee has also considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining its independence.  The Company’s board of directors adopted a written charter for the Audit Committee on March 2, 2005.

Consistent with SEC and NYSE rules regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.

Prior to the engagement of an independent registered public accounting firm for the next year’s audit, the Company’s management submits to the Audit Committee an aggregate estimate of services expected to be rendered by the Company’s independent registered public accounting firm during that year to the Audit Committee for approval, along with the anticipated fees for those services.  This report categorizes all anticipated fees into one of the following four classifications:

•
Audit services — include fees for audit work performed on the Company’s consolidated financial statements and internal control over financial reporting, as well as work that generally only the Company’s independent registered public accounting firm can reasonably be expected to provide, including review of quarterly condensed consolidated financial information, comfort letters, statutory audits, and other attestation services.

•
Audit-related services — include fees for assurance and related services that are traditionally performed by the Company’s independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.  The Company has not incurred such costs for the past two fiscal years.

•
Tax services — include fees for all services permitted to be performed by the Company’s independent registered public accounting firm’s tax personnel except those services specifically related to the audits of the Company’s financial statements and internal control over financial reporting or are prohibited under the rules of the SEC and the PCAOB.  Tax service fees include fees in the areas of corporate tax compliance, tax planning, and tax advice. The Company has not incurred such costs for the past two fiscal years.

•
Other Fees — include fees associated with services not captured in the other categories. The Company generally does not request such services from its independent registered public accounting firm. The Company has not incurred such costs for the past two fiscal years.

Prior to engagement, the Audit Committee must pre-approve these services. The fees are budgeted and the Audit Committee requires the Company’s independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the Company’s independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging its independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In 2010, the Audit Committee pre-approved all services provided by the Company’s independent registered public accounting firm.  Private meetings were held with the Company’s independent registered public accounting firm to ensure that there were no restrictions on the scope of its audit and to discuss any items the auditors did not wish to raise with the Company’s management present.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of the Company that its audited financial statements for the fiscal year ended December 31, 2010 be included in its Annual Report on Form 10-K for the 2010 fiscal year.

Audit Committee of the Board of Directors of Feihe International, Inc.

Sean S. Shao

Kirk G. Downing

James C. Lewis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, is also the founder of a Heilongjiang Feihe Dairy Educational Charitable Foundation, or HFDECF, charitable organization for under-privileged children in the Heilongjiang Province of the PRC.  We have an outstanding loan payable to HFDECF, which is unsecured, accrues interest at an annual rate of 5.85%, and is payable on demand.  In 2010, the largest amount of the indebtedness outstanding, including accrued interest, was approximately $74,000.

Sequoia beneficially owned in excess of 10% of our issued and outstanding common stock as of October 1, 2009.  Additionally, Neil N. Shen, one of our directors, is the founding Managing Partner of one of the Sequoia entities.  Sequoia is a party to a subscription agreement pursuant to which we issued 2,100,000 shares of our common stock for an aggregate purchase price of $63.0 million, including $47.0 million in cash and the conversion of a $16.0 million bridge loan we previously received from Sequoia in July 2009. Pursuant to a performance adjustment feature in the subscription agreement, we issued 525,000 shares of our common stock to Sequoia because we failed to meet certain earnings per share targets for 2009.

On February 1, 2011, we entered into a redemption agreement with Sequoia pursuant to which we agreed to redeem and purchase from Sequoia an aggregate of 2,625,000 shares of our common stock, or the Shares.  The Shares were originally issued to Sequoia pursuant to the subscription agreement, which, among other things, granted Sequoia a right to have the Shares redeemed if the average of closing prices of our common stock for the fifteen trading days commencing on the third anniversary of the closing date is less than $39.00 per share.  Pursuant to the redemption agreement, the Shares will be redeemed in four equal installments on or within 30 days of March 31, 2011, September 30, 2011, December 31, 2011 and March 31, 2012, for an aggregate payment on each such date of $15,750,000, together with interest accruing at the rate of 1.5% per annum, compounded annually from August 27, 2009 until such date.

Review, Approval or Ratification of Transactions with Related Persons

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law.  Such transactions require the approval of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 28, 2011, information concerning the beneficial ownership of shares of our common stock held by our directors, our named executive officers, our directors and executive officers as a group, and each person known by us to be a beneficial owner of 5% or more of our outstanding common stock.

Beneficial ownership is determined according to the rules of the SEC.  Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person has the right to acquire within 60 days after the measurement date, such as pursuant to options, warrants or convertible notes.  Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information each of them has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property or similar laws may apply.  For purposes of the column for shares underlying convertible securities, in accordance with rules of the SEC, shares of our common stock underlying securities that a person has the right to acquire within 60 days of September 28, 2011 are deemed to be beneficially owned by such person for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Total Outstanding	Shares Underlying Convertible Securities (1)	Total	Percent (2)
Directors and Executive Officers
Leng You-Bin (3)(4)	8,959,358	12,000	8,971,358	40.2%
Liu Hua (3)	38,533	12,000	50,533	*
Liu Sheng-Hui (3)	208,307	12,000	220,307	*
Kirk G. Downing (3)	11,333	12,000	23,333	*
James C. Lewis (3)(5)	32,000	12,000	44,000	*
Neil N. Shen (6)	103,033	12,000	115,033	*
Sean S. Shao (3)	15,000	12,000	27,000	*
Jonathan H. Chou (7)	0	0	0	*
Directors and executive officers as a group (7 persons)	9,367,564	84,000	9,451,564	42.3%

*Less than 1%

(1)
Includes shares of our common stock issuable upon exercise of options or upon conversion of warrants or convertible notes, if the person has the right to acquire such shares within 60 days of September 28, 2011.

(2)	Based on 22,339,291 shares of our common stock outstanding as of September 28, 2011.

(3)	The address for this beneficial owner is c/o Feihe International, Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China 100016.

(4)	1,855,000 shares of our common stock are pledged to financial institutions as security for loans to Mr. Leng.

(5)	Mr. Lewis holds such shares jointly with his spouse.

(6)
Reflects the disposition to us, as reported on Forms 4 filed by Mr. Shen and Sequoia on February 3, 2011, of 2,625,000 shares, to settle in four equal installments on or within thirty days after each of March 31, 2011, September 30, 2011, December 31, 2011 and March 31, 2012.  See “Certain Relationships and Related Transactions – Transactions with Related Persons.”  Consists of 11,333 shares of our common stock held directly by Mr. Shen, 79,981 shares of our common stock held by Sequoia Capital China I, L.P. (“SCC I”), 1,908 shares of our common stock held by Sequoia Capital China Partners Fund I, L.P. (“SCC PTRS I”), and 9,811 shares of our common stock held by Sequoia Capital China Principals Fund I, L.P. (“SCC PRIN I”).  Sequoia Capital China Management I, L.P. (“SCC MGMT I”) is a general partner of SCC I, SCC PTRS I and SCC PRIN I.  SC China Holding Limited (“SCC HOLD”) is the general partner of SCC MGMT I.  Neil N. Shen is the Managing Director of SCC HOLD and, in such capacity, has voting and dispositive power over such shares.  Mr. Shen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.  The address for this beneficial owner is Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, PRC.

(7)	Mr. Chou served as our Chief Financial Officer from April 2008 to November 2010.

The following table sets forth information regarding issuances of securities pursuant to equity compensation plans as of December 31, 2010:

Plan Category	Number of securities issued and to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	856,254	$15.84	2,143,746
Total

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based on our review of the copies of such forms we have received, we believe that during the year ended December 31, 2010, filing requirements applicable to our officers, directors and 10% owners of our common stock were complied with, except that Forms 4 were not timely filed to report restricted stock awards to directors in April 2010, option grants to directors in August 2010, and a sale by Kirk G. Downing of shares of our common stock in May 2010.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2012

Shareholder proposals which are intended to be presented by such shareholders at our 2012 Annual Meeting of shareholders must be received by the Secretary of Feihe International at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to shareholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act.  Holders of proxies for our 2012 Annual Meeting of shareholders may exercise discretionary authority on any matter for which we do not receive notice prior to 45 calendar days in advance of the one year anniversary of the date our proxy statement for our 2011 Annual Meeting was first sent to shareholders.

OTHER MATTERS

Our board of directors knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as our board of directors may recommend.

To the extent that this proxy statement is incorporated by reference into any other filing by Feihe International under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement above entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

September 29, 2011	BY ORDER OF THE BOARD OF DIRECTORS

	By:	/s/ Leng You-Bin
Leng You-Bin
Chief Executive Officer and President (Principal Executive Officer)

FEIHE INTERNATIONAL, INC.

Proxy for the Annual Meeting of Shareholders
To be held on October 27, 2011
Solicited by the Board of Directors

The undersigned hereby appoints Liu Hua and Judy F. Tu, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Feihe International, Inc., a Utah corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China, 100016 on October 27, 2011, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated September 29, 2011 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 4.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

▲ **PLEASE DETACH PROXY CARD HERE** ▲

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 27, 2011: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K for the 2010 fiscal year, may be viewed at www.shareholdermaterial.com/ADY.

VOTE BY INTERNET – https://www.proxypush.com/ITC

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-866-702-2536

Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

▼ Please Detach and Mail In the Envelope Provided ▼

The Company's board of directors recommends voting "FOR" each of the following proposals:

☒ Please mark votes as in this example

1. To elect the following seven (7) persons as directors to serve until their successors are duly elected and qualified:

☐ FOR all nominees listed below (exept as marked to the contrary below.)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

1 Leng You-Bin
2 Liu Sheng-Hui
3 Liu Hua
4 Kirk G. Downing, Esq.
5 James C. Lewis, Esq.
6 Neil N. Shen
7 Sean S. Shao

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Deloitte Touche Tohmatsu CPA Ltd., as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011.	☐	☐	☐
3. To conduct an advisory vote on the compensation of our named executive officers.	☐	☐	☐

	1 yr/FOR	2 yrs	3 yrs	ABSTAIN
4. To conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.

Signature: ______________________________

Date: ______________________________

Signature: ______________________________

Date: ______________________________

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE ABOVE

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING